Exhibit 10.17

Execution Version
LETTER AGREEMENT
March 20, 2024
Brookfield Oaktree Holdings, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) supersedes any and all prior written or oral agreements and understandings with respect to the subject matter hereof. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in that certain Seventh Amended and Restated Operating Agreement, dated as of March 15, 2024 (the “BOH Operating Agreement”), of Brookfield Oaktree Holdings, LLC (formerly known as Oaktree Capital Group, LLC) (“BOH”), as in effect on the date hereof.
1.    Definitions. The following terms shall, as used in this Letter Agreement, have the following respective definitions.
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year.
“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date.
“Fiscal Year” means any twelve-month period commencing on January 1 and ending on December 31.
“OCH” means Oaktree Capital Holdings, LLC (formerly known as Atlas OCM Holdings, LLC), a Delaware limited liability company.
“OCH Operating Agreement” means the Third Amended and Restated Operating Agreement of Oaktree Capital Holdings, LLC, dated as of March 15, 2024, as amended, supplemented or otherwise modified from time to time.
“Permitted Distribution” means each of the following: (A) Tax Distributions (as defined in the operating agreements of the members of the Oaktree Operating Group) received, directly or indirectly, from the Oaktree Operating Group in accordance with the terms of the operating agreements of the members of the Oaktree Operating Group as in effect on the date hereof, (B) the net unit settlement of equity-based awards granted under the 2011 Equity Incentive Plan in order to satisfy associated tax obligations, (C) exchanges of common units of BOH or OCH and/or their respective Subsidiaries in connection with the exchange of units of OCGH for BOH’s or OCH’s common units or equity interests of their respective Subsidiaries under the Exchange Agreement, (D) purchases pursuant to put or call arrangements with current or former Senior Executives, employees or service partners entered into in good faith in connection with the provision of personal services, (E) distributions of incentive compensation to current or former Senior Executives, employees or service partners in respect of their “points” interests in BOH’s or OCH’s Subsidiaries, (F) distributions, directly or indirectly, to OCH, its subsidiaries or OCGH to enable OCH, its subsidiaries or OCGH to pay expenses or satisfy other obligations (other than obligations in respect of distributions or purchases of common units or other junior securities that would not otherwise be Permitted Distributions), (G) redemptions of common units pursuant to provisions of the OCH Operating Agreement as in effect on the date hereof, (H) purchases in connection with the settlement of a bona fide forward purchase or accelerated unit repurchase arrangement with a third party financial institution that is entered into before the start of the applicable Distribution Period, (I) payments made on redemption or conversion of convertible notes or convertible preferred equity or the entry into or settlement of call options, bond hedges and/or warrants to hedge OCH’s exposure in connection with the issuance of any convertible notes or convertible preferred equity, (J) distributions paid in, or exchanges of common units or other junior units or OCGH units for, common units or other junior units or options, warrants or rights to subscribe for or purchase common units or other junior units or distributions or purchases paid, directly or indirectly, with proceeds from the substantially concurrent sale of common units or other junior units and (K) distributions, directly or indirectly, to OCGH or its successor to enable it to (1) make distributions in respect of any outstanding OCGH equity value units, and (2) purchase any OCGH units into which the equity value units have been recapitalized pursuant to any put right exercised by the holder of such units.
“Preferred Units” means, collectively, the 6.625% Series A Preferred Units of BOH and the 6.550% Series B Preferred Units of BOH.
“Preferred Mirror Units” means, collectively, the Series A Preferred Mirror Units and the Series B Preferred Mirror Units of Oaktree Capital I, L.P.
2.    Distributions. OCH covenants and agrees that, so long as any of (i) the Preferred Units or (ii) the Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on the Preferred Units or the Preferred Mirror Units, then, in each case for such then-current Distribution Period only, OCH (a) shall not cause or permit any Oaktree Operating Group Member that OCH Controls to repurchase such Oaktree Operating Group Member’s common units or other junior units and (b) shall not cause or permit any Oaktree Operating Group Member that OCH Controls to declare or pay or set apart payment for distributions on any of such Oaktree Operating Group Member’s common units or other junior units, other than, in case of each of clause (a) and (b), any Permitted Distribution, or repurchases or distributions the proceeds of which are used, directly or indirectly, to effect any Permitted Distribution.
3.    Headings. The headings contained in this Letter Agreement are for reference purposes only and shall not constitute a part hereof.
4.    Governing Law. This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by, and construed in accordance with the laws of, the State of Delaware without regard to its choice of law provisions that would result in the application of the substantive law of another jurisdiction.
5.    Counterparts. This Letter Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Letter Agreement or any document to be signed in connection with this Letter Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
6.    Amendment. Any amendment or waiver of any provision of this Letter Agreement, and any consent or approval to any departure therefrom, shall be effective if and only if in writing and signed by BOH and OCH.

[Signature pages follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Letter Agreement by signing in the space provided below.
Very truly yours,

OAKTREE CAPITAL HOLDINGS, LLC

By:	/s/ Daniel Levin
	Name:	Daniel Levin
	Title:	Chief Financial Officer

By:	/s/ Jeffrey Joseph
	Name:	Jeffrey Joseph
	Title:	Managing Director

[Signature Page to Letter Agreement]

Confirmed and accepted as of the date hereof:

BROOKFIELD OAKTREE HOLDINGS, LLC

By:	/s/ Daniel Levin
	Name:	Daniel Levin
	Title:	Chief Financial Officer and Secretary

By:	/s/ Jeffrey Joseph
	Name:	Jeffrey Joseph
	Title:	Authorized Signatory

[Signature Page to Letter Agreement]